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May 5, 2015

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:                             Morgan Stanley Institutional Fund Trust (the “Fund”)

Securities Act File No. 2-89729

Post-Effective Amendment No. 132

Investment Company Act No. 811-03980

Amendment No. 135

Dear Sir or Madam:

In connection with the filing of Post-Effective Amendment No. 132 to this Fund’s Registration Statement on Form N-1A, we hereby represent, pursuant to Rule 485(b), that the said Post-Effective Amendment No. 132 filed pursuant to Rule 485(b) under the Securities Act of 1933 does not contain any disclosures which would render it ineligible to become effective pursuant to said Rule 485(b).

Very truly yours,

/s/ Stuart M. Strauss
Stuart M. Strauss

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